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                                                                     EXHIBIT 4.2

                               AstroPower, Inc.

                     (Amendment of 1999 Stock Option Plan)

     I, THOMAS J. STINER, Secretary of AstroPower, Inc., a Delaware corporation (the "Company"),

     DO HEREBY CERTIFY that:
               By resolution adopted by the Company's Board of Directors at a meeting held on March 17, 2000, and by resolution adopted by the affirmative vote of a majority in voting power of the shares of common stock present in person or by proxy entitled to vote at the Company's Annual Meeting of Shareholders held on June 15, 2000, the Company's 1999 Stock Option Plan was amended to read as follows:

          "Section 5.  Stock.

          The total number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Options granted thereunder may not exceed 1,100,000 shares (subject to adjustment as described below)."

     WITNESS, my hand and the seal of the Company the 15th day of June, 2000.


[SEAL]


                                                          s/ Thomas J. Stiner
                                                        ----------------------
                                                               Secretary

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